FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE         CERTIFICATE OF AMENDMENT
   STATE OF NEVADA                         OF THE
                                  ARTICLES OF INCORPORATION
    JUN 23 1993                              OF
      1776-68                  WILLARD PEASE OIL & GAS COMPANY

     Willard Pease Oil & Gas Company, a Nevada corporation ("Corporation") , by its President and Secretary does hereby certify, pursuant to the provisions of
Section 78.385 of the Nevada General Corporation Law:

     1. The directors and a majority of the stockholders of the Corporation by consent and without an actual meeting effective May 21, 1993, adopted the following Resolutions to amend Article IV to the Corporation's Articles of Incorporation and adopt the Plan of Recapitalization attached hereto as Exhibit
A:

          RESOLVED, that the Plan of Recapitalization attached hereto as Exhibit A and incorporated herein by reference ("Plan") , pursuant to which the Corporation shall effect a one-for-five reverse stock split of all outstanding shares of common stock of the Corporation is hereby approved and adopted; and

          FURTHER RESOLVED, that in accordance with the Plan, Article IV of the Corporation's Article IV of the Articles of Incorporation shall be amended as follows:

               ARTICLE IV: The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 shares of common stock, $0.10 par value ("Common Stock"). Each share of Common Stock of the Corporation shall be nonassessable. The shareholders shall not possess cumulative voting rights. The holders of the Common Stock shall be entitled to one vote for each share of Common stock held by them of record at the time for determining the holders thereof entitled to vote.

     2. The number of shares of the Corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 4,484,929 shares of $0.05 par N,!ilue common stock. The amendment to Article IV and the adoption of the Plan of Recapitalization attached hereto as Exhibit A were approved by the written consent of stockholders holding a majority of the outstanding shares of the Corporation's common stock that were entitled to be voted thereon.

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



     3. In connection with the Amendment to the Articles of Incorporation, the Corporation adopted a Plan of Recapitalization which effected a one-for-five (1-for-5) reverse stock split, pursuant to which each share of outstanding $0.05 par value common stock on the effective date of the Amendment, which is the date on which this Certificate of Amendment is filed with the Nevada Secretary of State, shall automatically and without further action by a stockholder become one-fifth (1/5th) of a share of $0.10 par value common stock. The stated capital of the Corporation will be reduced as a result of the reverse stock split. Immediately prior to the Plan of Recapitalization, there were 4,484,929 shares of $0.05 par value common stock outstanding with stated capital of $224,246. Following the adoption of the Plan of Recapitalization there will be approximately 896,986 shares of $0.10 par value common stock outstanding with stated capital of $89,699.

     4. Upon the date of acceptance of filing of this Certificate of Amendment of the Articles of Incorporation by the Secretary of State of the state of Nevada, each holder of record of an outstanding certificate or certificates, which prior thereto represented shares of the Corporation"s $0.05 par value common stock, will surrender the same to the Corporation's transfer agent which shall act as the exchange agent to effect the exchange of certificates in the manner set forth in the Plan of Recapitalization attached hereto as Exhibit A. Until surrendered for exchange, each certificate shall continue to represent the adjusted number of shares.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and its Secretary on June 21, 1993.

                                        WILLARD PEASE OIL & GAS
                                        COMPANY


                                        By: /s/ Willard H. Pease, Jr.
                                            ------------------------------------
                                            Willard H. Pease, Jr.,
                                            President

ATTEST:


/s/ Lily Roeland
- -----------------------------------
Lily Roeland, Secretary




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


STATE OF COLORADO   )
                    ) ss.
COUNTY OF MESA      )

     On this 21st day of June, 1993, personally appeared Willard H. Pease, Jr., and Lily Roeland, who acknowledged that they are the President and Secretary, respectively, of Willard Pease Oil & Gas Company and that they have executed the above instrument in such capacities on behalf of Willard Pease Oil and Gas Company.

     WITNESS my hand and official.

     My commission expires: June 1, 1995


                                   /s/ J. Newton Burkhalter
                                   --------------------------------
                                   Notary Public

S E A L


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